UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2010

ABITIBIBOWATER INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-33776	98-0526415
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

AbitibiBowater Inc. 1155 Metcalfe Street, Suite 800 Montreal, Quebec, Canada	H3B 5H2
(Address of principal executive offices)	(Zip Code)

(514) 875-2160

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 23, 2010, AbitibiBowater Inc. (the “Company”), Abitibi Consolidated Sales Corporation, a wholly-owned indirect subsidiary of the Company (“ACSC”), Augusta Newsprint Company, the Georgia general partnership that owns the Augusta, Georgia newsprint mill (the “Partnership”), Woodbridge International Holdings Limited (“Woodbridge”), The Woodbridge Company Limited (“Woodbridge Parent”) and Augusta Newsprint Inc., an indirect subsidiary of Woodbridge (“ANI”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) pursuant to which the Partnership will acquire from Woodbridge all of the issued and outstanding voting securities of ANI. ANI owns a 47.5% interest in the Partnership and ACSC owns the remaining 52.5% (we refer to each party’s such interest in the Partnership as their “pro rata portion”). It is anticipated that, immediately after giving effect to the transaction, the Partnership will distribute the ANI securities to ACSC, resulting in ANI becoming a wholly-owned subsidiary of ACSC.

The consideration payable by the Partnership consists of: (a) a cash payment equal to the lesser of $15 million and ACSC’s pro rata portion of the cash in the Partnership on the business day immediately before the closing of the transaction; (b) a secured promissory note in the principal amount of $90 million plus the excess, if any, as of the day immediately before the closing of the transaction, of $15 million over ACSC’s pro rata portion of the Partnership cash, as further described below; and (c) an assignment of ANI’s pro rata portion of certain claims held by the Partnership (including certain bankruptcy claims and administrative claims in the Company’s creditor protection proceedings under chapter 11 of the U.S. Bankruptcy Code and the Companies’ Creditors Arrangement Act (Canada) from which the Company recently emerged).

The Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions. The parties have also agreed to indemnify one another for certain pre-closing environmental liabilities and the Company and ACSC have agreed to indemnify Woodbridge post-closing for certain environmental and other liabilities arising from the operations of the Partnership, and Woodbridge and Woodbridge Parent have agreed to indemnify ACSC and ANI for certain pre-closing and other taxes imposed on or required to be withheld by ANI. The parties have agreed to release each other from any and all claims that they have, whether known or unknown, arising out of or as a consequence of the operations of the Partnership, other than any under the Purchase Agreement, the promissory note, the Partnership’s bankruptcy and administrative claims and certain other specified claims held by Woodbridge and Woodbridge Parent in the creditor protection proceedings, including all claims arising from the rejection of the Amended and Restated Call Agreement dated as of July 1, 2004 among Woodbridge Parent, certain affiliates thereof, ACSC and Abitibi-Consolidated Inc., then a wholly-owned subsidiary of the Company.

The transaction contemplated by the Purchase Agreement is subject to customary closing conditions, including (i) the issuance of an order by the U.S. Bankruptcy Court approving the transaction contemplated by the Purchase Agreement and the settlement of various disputes among the parties concerning, among others, the rejection of the Call Agreement, which order was issued as of December 28, 2010, and (ii) the expiration of the notification period required by Section X of the final judgment in United States of America v. Abitibi-Consolidated Inc. and Bowater Incorporated, Case No. 07-1912, 15-17 (D.D.C. Nov. 6, 2008) and provided to the Department of Justice in a format similar to the Notification and Report Form required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The transaction is expected to close in the first quarter of 2011.

Secured Promissory Note

The Partnership will issue at closing a secured promissory note to Woodbridge as part of the consideration for the transaction, as further described above. It will mature on the fourth anniversary of the issue date, subject to possible extensions up to the eighth anniversary of the issue date, as described below. The principal amount may be repaid in cash or, at the Partnership’s election and subject to certain conditions, in freely tradeable common shares of the Company, using 95% of the 20-trading day volume weighted average trading price of the Company’s common shares for the period ended 5 business days before the maturity date. If Woodbridge rejects the Partnership’s election to repay the promissory note in shares, the maturity date will be automatically extended to the next anniversary of the issue date, provided that the maturity date may not be extended beyond the eighth anniversary of the issue date. In the event the Partnership elects to repay the promissory note in shares on the eighth anniversary of the issue date and Woodbridge rejects that election, the promissory note will be settled in cash.

Interest on the promissory note will accrue at a rate of: (i) 8.0% per annum, so long as the outstanding principal amount is equal to or greater than $60 million, (ii) 6.5% per annum, so long as the outstanding principal amount is less than $60 million and equal to or greater than $30 million and (iii) 5.0% per annum, so long as the outstanding principal amount is less than $30 million. The promissory note must be prepaid out of a portion of the Partnership’s distributable cash (as described therein).

The Partnership’s obligations will be secured by a perfected, first-priority security interest in substantially all of the Partnership’s assets, including a mortgage on the Augusta mill, and a pledge by ANI and ACSC of the outstanding partnership interests in the Partnership, including their respective rights to receive distributions and profits from the Partnership. The promissory note is non-recourse as against the Company and includes customary covenants and events of default.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ABITIBIBOWATER INC.

By:	/s/ Jacques P. Vachon
Name:	Jacques P. Vachon
Title:	Senior Vice President, Corporate Affairs and Chief Legal Officer

Dated: December 30, 2010